EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2020 Conference Call
May 21, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter 2020 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 20, 2020 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2020 with the first quarter of 2019.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction - Rob Hays

Good morning, and welcome to our call.

First, I would like to begin by expressing our sincere hope that you and your families are safe and doing well. Our thoughts are with everyone who has been affected by this health crisis. These are challenging times for our country, the economy, and of course, the hospitality industry.

Given these trying times, I believe the appropriate starting point for today’s call will be to update you on how Ashford Trust is navigating the COVID-19 pandemic. After that, Deric will review our financial results, and then Jeremy will provide an operational update on the portfolio.

We are in unprecedented times and while our results in January and February continued the overall solid trends we had seen over prior quarters, we are now operating in a very different environment. The impact of COVID-19 on the U.S. hospitality industry and our day-to-day operations has been profound. Our response to this crisis has been swift and comprehensive as we have focused our efforts on providing a safe environment for the guests and staff at our properties, while at the same time taking aggressive measures to protect our properties and maintain our financial flexibility so that we can be in a position to return to profitability as travel resumes.

Given the economic impact of this pandemic, we were required to make some very difficult and painful decisions. As a precautionary measure, and in conjunction with local, state and federal guidelines, we have temporarily suspended operations at 23 properties, and our remaining 93 properties have been operating at greatly reduced levels. However, several of our assets are being used by local government agencies, medical staffing organizations, and hotel brands to support COVID-19 response efforts. We are pleased to assist in these efforts and through various initiatives, more than 48 Ashford Trust hotels have provided temporary lodging for first responders, healthcare professionals, and other community residents impacted by the crisis.

When we first became aware of this virus in China in late January, we worked quickly to develop a comprehensive plan in case the virus came to the U.S. That plan was quickly put into place when in late-February and early March, it became clear that our business would be significantly impacted by this pandemic. We worked closely with our property managers to quickly cut costs and maximize liquidity. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to quickly cut costs and rapidly adjust to this new operating environment. We are proud of their efforts and believe it sets us up well to outperform as the industry recovers. Jeremy will discuss this in more detail in his section.

We have also significantly reduced our planned spend for capital expenditures for the year, suspended our common dividend, and reduced our corporate G&A by approximately 25%. Deric will discuss this and more detail around our liquidity shortly. Beginning on April 1, we did not make principal or interest payments on nearly all of our loans, which constituted an “Event of Default” as such term is defined in the our loan documents. We have been actively working with our lenders on our property-level debt to arrange mutually agreeable forbearance agreements to reduce our near-term cash utilization and improve our liquidity. We have had some success around those discussions, but the vast majority continue to be ongoing. We look forward to providing additional information as we continue to work through that process.

Speaking to you for the first time as the President and CEO of Ashford Trust, I could not be prouder of the effort and the performance of our teams during this time. While we are closely monitoring this fluid situation and have plans in place to reopen closed properties as government edicts allow and business demand and conditions improve, our management team has had extensive experience in effectively navigating tough market environments and extended downturns. Each crisis is invariably different, but we believe we have the right management team in place to protect the long-term values of our assets and the company.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Rob.

For the first quarter of 2020, we reported a net loss attributable to common stockholders of $94.8 million, or $0.94 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $0.12.

Adjusted EBITDAre totaled $47.4 million for the quarter.

At the end of the first quarter, we had $4.1 billion of mortgage loans with a blended average interest rate of 4.4%. Our loans were 9% fixed rate and 91% floating rate. Our loans are all non-recourse, and we have no corporate loans. We are in the process of discussing forbearance agreements with our property-level lenders. We have signed a few agreements and several more are in process. As we disclosed earlier this week in an 8-K filing, we did have one lender accelerate the loan on our Embassy Suites New York Manhattan Times Square and use excess cash held by the lender to pay down their loan. New York City is obviously subject to a government mandated stay-at-home order, but this hotel has remained open and is currently housing first responders in New York City, the center of the COVID-19 outbreak in the U.S. While the hotel is not profitable currently, we believe staying open and providing a place of refuge for these workers is the right thing to do. We continue to call on Congress, the Treasury Department, and the Federal Reserve to assist the hotel industry during this crisis.

We ended the quarter with $386 million of liquidity including cash and cash equivalents of $240 million and restricted cash of $127 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. We have been and continue to work with our property managers and lenders in order to utilize these lender and manager held reserves to fund operating shortfalls at our hotels. At the end of the quarter, we also had $19 million in due from third-party hotel managers. This represents cash held by one of our property managers which is also available to fund hotel operating costs.

As Rob mentioned, in response to this pandemic, we have taken decisive measures to reduce our cash utilization. We have reduced corporate G&A and reimbursable expenses under our Advisory Agreement by approximately 25% on an annual basis. To further preserve our liquidity, our Board of Directors suspended our common stock dividend which will save approximately $7 million on a quarterly basis. We estimate that our current monthly cash utilization at our hotels given their current state of either having suspended operations or operating in a limited capacity is approximately $20 million per month. As I mentioned, all of our debt is property-level, non-recourse debt and the interest is currently approximately $13 million per month. Our run rate for corporate G&A and Advisory Fees is approximately $4 million per month. We believe that hotel occupancy bottomed in the middle of April. Since then, occupancy continues to increase on a weekly basis. Net new bookings are positive. We are seeing pick-up of room nights on a short term basis and the pace of that pick-up is increasing almost daily. We expect drive-to leisure hotels to be among the first to bounce back, and we are already seeing this at our One Ocean Resort in Jacksonville, FL and our Lakeway Resort in Austin, TX which both sold out last weekend. We also expect those two hotels to be sold out Memorial Day weekend as well.

As of March 31, 2020, our portfolio consisted of 116 hotels with 24,719 net rooms.

Our share count at quarter end stood at 124.8 million fully diluted shares outstanding, which is comprised of 105.1 million shares of common stock and 19.7 million OP units.

During the first quarter, we refinanced a mortgage loan for the 226-room Le Pavillon Hotel in New Orleans, Louisiana, which had an existing outstanding balance of approximately $43.8 million, a floating interest rate of LIBOR + 5.10%, and a final maturity date in June 2020. The new, non-recourse loan totals $37 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only for the first four years with $200,000 quarterly amortization payments in the fifth year. The loan provides for a floating interest rate of LIBOR + 3.40%.

During the quarter, we also sold the Crowne Plaza Annapolis generating approximately $5.1 million in cash proceeds.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 22.9% during the first quarter of 2020. This decrease actually represents 1.7 percentage-point and 0.6 percentage-point outperformances relative to our hotels’ competitive sets and submarket chain scales, respectively. During the first quarter, Hotel EBITDA flow-through was 38%. The ongoing COVID-19 pandemic has disproportionately impacted the travel and tourism industry.

Prior to the COVID-19 pandemic, many of our hotels were performing well to start 2020. Year-to-date February, Comparable RevPAR for the Hyatt Regency Coral Gables and Courtyard Ft. Lauderdale Weston grew 26.4% and 15.6%, respectively, positively impacted by Miami hosting the Super Bowl. On the back of a large Amazon citywide in January and hosting the NBA All-Star game in February, Comparable RevPAR for Chicago’s The Silversmith grew 12.3%.

When it became apparent that the COVID-19 pandemic was going to severely impact our hotels’ performance, we took swift action to put ourselves in position for long-term success. In March, we reduced operating expenses significantly: by 38.6%, or $29.7 million, relative to March 2019. These decreases will be even more pronounced in the second quarter numbers. We have also temporarily suspended operations at 23 hotels. These are unprecedented and difficult times. Asset management, property management, and the brands are all working together. We want to bring back as many associates as soon as we can when demand justifies bringing them back. Our associates have been pushed hard, working through a challenging situation. Folks have risen to the occasion. It makes us proud to see how everyone has pitched in to help while being asked to do more for less pay.

The following are a few of the many steps we have taken at our hotels to reduce expenses and generate revenue. We have reduced staff through furloughs and layoffs to skeleton crews. We have put a freeze on employee hiring and are deferring new hires. We are scheduling partial shifts when full shifts are not necessary, and we have eliminated housekeeping service for stayovers. We have eliminated van transportation, airport shuttle service, valet parking services, turndown service, and all amenities that exceed brand standards. We have suspended services at concierge lounges, M Clubs, and all spas and kids clubs. We have blocked off and shut down floors and wings of hotels. We have set all thermostats in rooms and public spaces to temperatures that conserve the most power. We have turned off in-room refrigerators and unplugged kitchen, back of house, and office equipment. We have suspended services at many food and beverage outlets. We have cancelled advertising. We have renegotiated pricing on, or are cancelling, service contracts. We are deferring numerous maintenance items. We are working diligently to collect cancellation fees or partner with group customers to rebook their programs for a later date. We are participating in Hilton’s One Million Thank-Yous. And, we have registered hotels with FEMA, CLC, Hotels for Hope, state lodging associations, and California’s hotels for healthcare workers. We are actively seeking how we can best partner with local and city groups to help in our communities and provide shelter for first responders and vulnerable populations.

I also want to highlight the extraordinary job Remington has done in responding to the pandemic and minimizing the financial impact to owners while keeping associates and guests safe. During the first quarter, our Remington-managed hotels, both franchised and independent, were able to more nimbly respond to the crisis. Comparable RevPAR at our 80 Remington-managed hotels decreased 22.8% and

Hotel EBITDA flow-through was 41%, both numbers outperforming our portfolio totals. March Comparable RevPAR decreased 58.4%, 4.2 percentage points less than the upper upscale chain scale nationally. Operating expenses at our Remington-managed hotels decreased 41.8%, again outpacing our portfolio totals. Remington was also aggressive in cutting the costs of shared services. Remington also implemented a lean staffing model which we refer to as a 2/2/1 model, which consists of 2 associates in the morning, 2 in the evening and 1 overnight with general managers and other executive staff covering front desk and overnight shifts.

While it is unknown how fast the recovery will be, we believe the worst is behind us. It appears the trough occurred in the middle of April. Incredibly, we have hotels open and operating with 8 to 10 FTEs, and, in some cases even less than that. As we look at our portfolio, we believe the fastest segments to rebound will be leisure and other transient business, with the group segment lagging in recovery. It seems that larger box hotels will struggle more than smaller hotels because it will be difficult for them to drive occupancy via large blocks of rooms. In addition to smaller hotels having an advantage, we believe hotels in drive-to markets will experience a quicker recovery as well. In 2019, our portfolio’s group occupancy as a percentage of total occupancy was 19% while the transient segment accounted for nearly 4 times as many room nights. We are not reliant on the group segment. Our average hotel size is 213 rooms, and many of our hotels are smaller. More than half the hotels in our portfolio have fewer than 200 rooms, and many of them are in drive-to markets. Our portfolio will benefit from being well diversified and having a mix of select-service and full-service hotels. Our extended stay hotels, for instance, our Residence Inns, are positioned to perform well during the recovery. The Washington, D.C. market, where we have our highest concentration of keys, will also benefit from the inauguration next year. Prior to the pandemic, supply growth in our domestic markets was slow, and we expect that tailwind to continue. In addition to positioning ourselves for long-term success, we have continued to prioritize doing the right thing, including being community partners and leasing space to the homeless. As examples, in Austin, Texas, we stand ready to aid in local and city contingency plans while at the Marriott Research Triangle Park, we have been leasing space to shelter the homeless for over a month.

During the last few years, we have invested significant capital in renovating our portfolio to maintain competitiveness. Looking ahead to 2020, these investments will pay off and provide us with a competitive advantage while our industry weathers the storm brought on by the COVID-19 pandemic. Additionally, our capital investment strategies will allow us to allocate capital more shrewdly for the remainder of the year. These expenditures will primarily consist of completing the guestrooms renovation at the Hilton Ft. Worth, the guestrooms and public space renovation at the Sheraton Ann Arbor, and the guestrooms renovation at the W Minneapolis.

I will now had it back to Rob for some final comments before Q&A.

Additional Remarks - Rob Hays

Thank you, Jeremy. I wanted to make a few final comments before starting the Q&A portion of this call. While I have only been the President & CEO for a handful of days, I have been here at Ashford for over 15 years. As a team we have had many successes in those years, as well as our share of failures and hard lessons learned. But nothing compares to the devastation we are experiencing today. The pandemic is impacting our shareholders, our associates, our guests, our management team, our brand partners, our lenders and all of the other stakeholders of the company in ways we couldn’t have imagined just weeks ago.

But there are silver linings in every crisis and blessings that can come out of suffering. Leaders in our organization are rising to respond to the chaos with long hours, serious determination, and a hope for the future. Our associates at the hotels across the portfolio are working hard to welcome guests back safely and with genuine hospitality and gratitude. And all of us have a better grasp on what is truly important in life and have benefitted from the reminder of how quickly tragedy can strike.

So hear me clearly - we will get through this and I promise you it will make us a better company - one with a deeper respect and thankfulness for all of our stakeholders. In that light, I want to mention that once we make our way through COVID-19 I anticipate that we will spend some time analyzing lessons learned from this crisis and the past decade and will likely update the strategy of Ashford Trust going forward. This could include changes to our leverage profile, capital stack, liquidity and investment strategy. I would not be doing my job as the new CEO if I didn’t take a hard look at our performance the last few years and take some steps to adjust the strategy, particularly in light of new realities.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you again next quarter.